Annual Shareholder Meeting February 13, 2024

Executive Management Committee 2 Kelli Holz Executive Vice President Chief Financial Officer Brent Beardall President and Chief Executive Officer Ryan Mauer Executive Vice President Chief Credit Officer Cathy Cooper Executive Vice President Chief Consumer Banker Kim Robison Executive Vice President Chief Operating Officer James Endrizzi Executive Vice President Chief Commercial Banker

Board of Directors Brent Beardall Stephen M. Graham David Grant Mark N. Tabbutt Randy H. Talbot Steve Singh Linda Brower Sylvia Hampel Sean Singleton Shawn Bice 3

4 The annual report and proxy are at www.wafdbank.com or request a physical copy by emailing info@wafd.com . Anyone who wishes to revoke their proxy or who hasn’t voted must click on the “Vote Now” screen during this meeting prior to closing of the polls. Have your 16-digit control number handy. If you have already voted, you do not need to vote again. There are approximately 64.2 million shares entitled to vote at this meeting. Notice was mailed to each stockholder of record as of December 11, 2023; this meeting is therefore lawfully convened. 2024 Annual Meeting Business 4

5 1. To elect three directors for a three-year term ending in 2027, or until their successors are elected and qualified; 2. To approve, by a non-binding advisory vote, the compensation of the Named Executive Officers of the Company; 3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for fiscal year 2024. 4. To approve, by a non-binding advisory vote, the frequency of future advisory votes on the compensation of the Named Executive Officers of the Company. 2024 Annual Meeting Business 5

Highlights for Fiscal 2023  Record annual earnings to common shareholders of $257 million - 9.7% EPS growth  Total deposits of $16.1 billion  Insured or collateralized Deposits of 74%  10% Growth in tangible book value per share  Net Promoter Score – all time high of 57 6

Banking Turmoil of Spring 2023  2nd and 3rd Largest Failures in US banking History  Questions about deposit insurance  Questions about asset quality, specifically office exposure  Segmentation of banks  WaFd Response Listen to our clients and respond accordingly Actions and results speak louder than words Finished the year with record profits and growth in deposits 7

Net Loans Outstanding $ in millions 8

Non-Performing Assets Near Record Lows Delinquent Loans $63 million or 0.36% of Net Loans as of 9/30/2023Non-Performing Assets to Total Assets and ACL to Total Loans 1 9

Total Deposits $ in millions 10

Net Promoter Score Approaching Best in Class 11 Our investments in customer service, usability and technology continue to translate into high customer satisfaction levels 11

Capital Ratios WaFd Bank does not seek to maximize leverage. Rather, we aspire to be a bank that can weather the storm that will inevitably come. Consistency, in good times and bad, is a differentiator. 12

Net Interest Income and Rate Spread Net Interest Income - $ in millions 13

Earnings Per Common Share 14

Stock Price and Book Value per Share 15

Subsequent Events 16

What To Expect in 2024? Challenging interest rate environment Focus on deposits growth and on small business banking Foundational Credit quality  Intentionally tempering loan growth Create raving fans - client experience  Integration of Luther Burbank and growth in California  Learning from 2023 bank failures 17

Thank you to our clients and the 2,100 bankers that made these results possible. Earning your trust is foundational to our success. We believe our future is as bright today as it has ever been. 18

Preliminary Results of Shareholder Voting: 1. To elect three directors for a three-year term ending in 2027, or until their successors are elected and qualified; 2. To approve, by a non-binding advisory vote, the compensation of the Named Executive Officers of the Company; 3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for fiscal year 2024. 4. To approve, by a non-binding advisory vote, the frequency of future advisory votes on the compensation of the Named Executive Officers of the Company. 19

Q&A Please type your questions in the chat window.

Thank you. Enjoy 2024.